Nephros Reports First Quarter Financial Results

Revenues up 80% over Q1 2018 Driven by Hospital Footprint Expansion

Reiterates 2019 Guidance for Revenue Growth of 50% to 65%

SOUTH ORANGE, NJ, May 8, 2019 – Nephros, Inc. (OTCQB:NEPH), a commercial stage company that develops and sells high performance water purification products to the medical device and commercial markets, today announced financial results for the three months ended March 31, 2019.

First Quarter Financial Highlights

●	Net revenue was $1.8 million, up 80% compared with $1.0 million in Q1 2018.
●	Net loss in the Water Filtration business segment was $0.9 million, an improvement of 31% compared with a net loss of $1.3 million in 2018.
●	Adjusted EBITDA in the Water Filtration business segment was approximately ($476,000), an improvement of 31% compared with ($686,000) in 2018.

“This was our 11th straight quarter of year-over-year growth averaging approximately 60%,” said Daron Evans, President and CEO of Nephros. “With the addition of the AETHER™ portfolio of products in the commercial space, the continued expansion of our hospital and dialysis footprint, and the anticipated launch of our diagnostic product later this year, we believe we will be able to continue our pace of revenue growth for the foreseeable future.”

Financial Performance for the Quarter Ended March 31, 2019

Net revenues for the quarter ended March 31, 2019 were $1.8 million, compared with $1.0 million in 2018, an increase of 80%. Product revenues represented approximately 98% of net revenues.

Cost of goods sold for the quarter ended March 31, 2019 were $0.8 million, compared with $0.5 million in 2018, an increase of 49%. Gross margins for the quarter ended March 31, 2019 were 56%, compared with 47% in 2018. Management expects future gross margins to continue in the range of 55% to 60%.

Research and development expenses for the quarter ended March 31, 2019 were $0.8 million, compared with $0.3 million in 2018, an increase of 162%. The increase was driven primarily by investments in a new water diagnostics product, and also by investments in the second-generation HDF product being developed by our SRP subsidiary.

Depreciation and amortization expenses for the quarter ended March 31, 2019 were approximately $50,000, compared with approximately $41,000 in 2018, an increase of 22%. This increase was driven by the acquisition of fixed assets in the recent Biocon transaction.

Selling, general and administrative expenses for the quarter ended March 31, 2019 were $1.5 million, compared with $1.3 million in 2018, an increase of 19%. This growth rate was driven primarily by new headcount to support our increased product revenue.

As of March 31, 2019, we had cash and cash equivalents of approximately $3.6 million.

Adjusted EBITDA Definition and Reconciliation to GAAP Financial Measure

Adjusted EBITDA is calculated by taking net (loss) income calculated in accordance with GAAP and excluding all interest-related expenses and income, tax-related expenses and income, non-recurring expenses and income, and non-cash items, including depreciation and amortization and non-cash compensation. The following table presents Adjusted EBITDA calculations for the first quarter of the 2019 and 2018 fiscal years:

	Three Months Ended March 31,
Water Filtration Business Segment	2019	2018

Net loss	(904)	(1,319)

Adjustments:
Depreciation of property and equipment	8	7
Amortization of other assets	44	34
Loss on extinguishment of debt	-	199
Interest expense	46	51
Noncash interest expense	-	34
Interest Income	-	(1)
Change in fair value of contingent consideration	(10)	-
Noncash compensation	158	242
Other noncash items	35	67
Sub-Total	(623)	(686)

Non-Recurring Expenses:
Biocon Acquisition	37	-
Diagnostics Product Development	110	-

Adjusted EBITDA	(476)	(686)

We believe that Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recognized in our consolidated financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. In order to compensate for these limitations, management presents Adjusted EBITDA in connection with net (loss) income, the closest comparable GAAP financial measure. We urge investors to review the reconciliation of Adjusted EBITDA to net (loss) income and not to rely on any single financial measure to evaluate the business.

Conference Call Today at 4:30 p.m. EDT

We will host a conference call today at 4:30 PM ET, during which management will discuss the company’s financial results and provide a general business overview.

Participants may dial into the following number to access the call: 866-652-5200. International callers may use +1-412-317-6060. Please ask to be joined into the Nephros conference call. A replay of the call can be accessed until May 15, 2019 at 1-877-344-7529 or 1-412-317-0088 for international callers, and entering Replay Access Code: 10131066. An audio archive of the call will be available shortly after the call on the Nephros investor relations page at https://www.nephros.com/investor-relations/.

About Nephros

Nephros is a commercial stage company that develops and sells high performance water purification products to the medical device and commercial markets. Nephros ultrafilters are used in hospitals and medical clinics for added protection in retaining bacteria (e.g., Legionella, Pseudomonas) and viruses from water, providing barriers that assist in improving infection control in showers, sinks, and ice machines. Additionally, Nephros ultrafilters are used by dialysis centers for assisting in the added removal of endotoxins and other biological contaminants from the water and bicarbonate concentrate supplied to hemodialysis machines and patients.

Nephros filters, including AETHER™ brand filters, improve the taste and odor of water and reduce biofilm, bacteria, and scale build-up in downstream equipment. Nephros and AETHER™ products are used in the health care, food service, hospitality, and convenience store markets.

For more information about Nephros, please visit our website at www.nephros.com. ww.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding our expected revenue and financial performance in 2019, our potential for further growth and our expected growth in medical, commercial and industrial filter sales, our anticipated launch of a new diagnostic product, our sales and marketing plans and strategies for 2019, management’s expectations regarding our future gross margins, our ability to respond to outbreaks in water borne pathogens, anticipated investment in the development of a second-generation HDF system and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including uncertainty in clinical outcomes, potential delays in the regulatory approval process, changes in business, economic and competitive conditions, the availability of capital when needed, our dependence on third-party manufacturers and researchers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in our reports filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018. We do not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contact:

Andy Astor, COO & CFO

Nephros, Inc.

andy@nephros.com

201.345.0824

NEPHROS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash	$3,608	$4,581
Accounts receivable, net	1,249	1,452
Inventory, net	2,040	1,864
Prepaid expenses and other current assets	275	276
Total current assets	7,172	8,173
Property and equipment, net	97	91
Operating right-use-of assets	587	-
Intangible assets, net	580	590
Goodwill	759	748
License and supply agreement, net	904	938
Other assets	39	18
Total assets	$10,138	$10,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Secured note, current portion	199	$195
Secured revolving credit facility	906	991
Accounts payable	1,030	836
Accrued expenses	512	396
Current portion of contingent consideration	272	237
Current portion operating lease liabilities	191	-
Total current liabilities	3,110	2,655
Unsecured long-term note payable	-	-
Secured note payable, long term portion	787	843
Contingent consideration, net of current portion	231	262
Operating lease liabilities	406	-
Total liabilities	4,534	3,760

Commitments and Contingencies (Note 16)

Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at March 31, 2019 and December 31, 2018; no shares issued and outstanding and March 31, 2019 and December 31, 2018	-	-
Common stock, $.001 par value; 90,000,000 shares authorized at March 31, 2019 and December 31, 2018; 64,616,031 and 64,616,031 shares issued and outstanding and March 31, 2019 and December 31, 2018, respectively	64	64
Additional paid-in capital	127,974	127,816
Accumulated other comprehensive income	68	71
Accumulated deficit	(125,502)	(124,153)
Subtotal	2,604	3,798
Noncontrolling interest	3,000	3,000
Total stockholders’ equity	5,604	6,798
Total liabilities and equity	$10,138	$10,558

NEPHROS, INC. AND SUBSIDIARIES

CONSOLIDATED OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share amounts)

	Three Months Ended March 31,
	2019	2018
Net revenues:
Product revenues	$1,729	$958
Royalty and other revenues	40	27
Total net revenues	1,769	985
Cost of goods sold	771	518
Gross margin	998	467
Operating expenses:
Research and development	756	289
Depreciation and amortization	50	41
Selling, general and administrative	1,503	1,260
Change in fair value of contingent consideration	(10)	-
Total operating expenses	2,299	1,590
Loss from operations	(1,301)	(1,123)
Loss on extinguishment of debt	-	(199)
Interest expense	(46)	(86)
Interest income	-	1
Other income (expense), net	(2)	(22)
Loss before income taxes	(1,349)	(1,429)
Income tax benefit	-	-
Net loss	(1,349)	(1,429)

Less: Deemed dividend attributable to noncontrolling interest	(59)	-

Net loss attributable to Nephros Inc	(1,408)	(1,429)

Net loss per common share, basic and diluted	$(0.02)	$(0.03)
Weighted average common shares outstanding, basic and diluted	64,166,988	55,568,575

Net loss attributable to Nephros Inc	(1,349)	(1,429)
Other comprehensive income(loss), foreign currency translation adjustments	(3)	3
Total comprehensive loss attributable to Nephros Inc	$(1,352)	$(1,426)